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                                                                   EXHIBIT 10.29

                  Promissory Note (Line of Credit) between NWO
                    Resources and Oceanic Exploration Company

                                 PROMISSORY NOTE
                                (LINE OF CREDIT)

                                  March 9, 2004


Borrower: Oceanic Exploration Company

Lender:   NWO Resources, Inc.

Amount:   $2,000,000.00

         For value received, Borrower promises to pay to the order of Lender at Denver, Colorado, the sum of two million dollars ($2,000,000.00) or such other principal balance as may be outstanding hereunder in lawful money of the United States with interest thereon at a rate, computed on the basis of a three hundred sixty (360) day year, of two (2)% over the prime lending rate of U.S. Bank per annum. Interest shall be fixed and set on each draw as of the date of such draw.

         Interest shall accrue from the date of disbursement of the principal amount or portion thereof until paid, both before and after judgment, in accordance with the terms set forth herein.

         All principal and interest shall be paid upon the earlier of the following: (i) obtaining alternative financing in an amount of not less than $2,000,000, or (ii) resolution of the law suit to the benefit of the plaintiffs for an amount not less than $2,000,000 or (iii) payment within one year of the original loan date. All payments shall be applied first to accrued interest and the remainder, if any, to principal.

         This Promissory Note shall be a revolving line of credit under which Borrower may repeatedly draw and repay funds, so long as the aggregate, outstanding principal balance at any time does not exceed the principal amount of this Promissory Note. Disbursements under this Promissory Note shall be made upon request from Borrower.

         If, at any time prior to the maturity of this Promissory Note, this Promissory Note shall have a zero balance owing, this Promissory Note shall not be deemed satisfied or terminated but shall remain in full force and effect for future draws unless terminated upon other grounds or unless the right to future borrowings is waived in writing by Borrower.

         Borrower may prepay all or any portion of this Promissory Note at any time without penalty.

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         If a default occurs in the payment of any principal or interest when due, Lender shall give notice to Borrower and the opportunity to cure such default within five (5) days. If such default is not cured within such five-day period, time being the essence hereof, then the entire unpaid balance, with interest as aforesaid, shall, at the election of the holder hereof and without notice of such election, become immediately due and payable in full.

         Upon default in payment of any principal or interest when due, all outstanding principal shall bear interest at a default rate from the date when due until paid, both before and after judgment, which default rate shall be five
(5)% over the prime lending rate of U.S. Bank per annum.

         If this Promissory Note becomes in default, Borrower agrees to pay to the holder hereof all collection costs, including reasonable attorney fees and legal expenses, in addition to all other sums due hereunder.

         This Promissory Note shall be governed by and construed in accordance with the laws of the State of Colorado.

         Borrower hereby waives presentment for payment, protest, notice of protest and of non-payment and of dishonor, and consent to extensions of time, renewal, waivers or modifications without notice.


                                                  Borrower:

                                                  OCEANIC EXPLORATION COMPANY



                                                  By: /s/ Charles N. Haas
                                                     --------------------------
                                                     Charles N. Haas, President



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